Transcript of

True Drinks Holdings

2014 Third Quarter Financial Results

November 13, 2014

Participants

Lance Leonard – President & Chief Executive Officer

Dan Kerker – Chief Financial Officer

Analysts

Joe Colin – Private Investor

Jim Collins – Portfolio Guru

Andrew D’Silva – Merriman Capital

Presentation

Operator

Good day, ladies and gentlemen.  Thank you for standing by.  Welcome to the True Drinks 2014 Third Quarter Financial Results conference call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation the conference will be open for questions.  (Operator instructions.)

I’d like to remind listeners that during the call management’s prepared remarks may contain forward-looking statements, which are subject to risks and uncertainties.  Management may make additional forward-looking statements in response to your questions today.  Therefore, the company claims protection under Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Actual results may differ from results discussed today and therefore we refer you to a more detailed discussion of these risks and uncertainties in the company’s filings with the SEC.  Any projections as to the company’s future performance represented by management include estimates today as for November 13, 2014 and the company assumes no obligation to update these projections in the future as market conditions change.

This webcast and the certain financial information provided during the call is available on the True Drinks’ Investor Relations page.

With us today are Lance Leonard, Chief Executive Officer; Dan Kerker, Chief Financial Officer; and Kevin Sherman, Chief Marketing Officer.  At this time I would like to turn the call over to Dan Kerker, CFO.  Dan, please go ahead.

Dan Kerker – Chief Financial Officer

Thank you and thanks to everyone who’s joined our call today.  I’d first like to thank everyone for taking the time to spend a few minutes hearing about our results for the third quarter.  Let’s take a look at those results now.

Our sales for the third quarter 2014 were $1.06 million compared to $517,000 for the third quarter last year, an increase year-on-year of 105%.  This number includes $287,000 in sales to Sam’s Club on our second test run in which we sold 550 pallets into 199 stores.  Through nine months our sales stand at $2.88 million compared to $2.23 million for the year ago period.  Our gross profit for the nine months stands at 14% compared to the 16% margin from the year ago period.  Our margins for our initial orders in the club channel have been impacted by being a rotational item, but will improve as we move to a replenishment basis, which will lower our costs not only for the club pack, but that will have an impact on our raw material costs overall.

Our general and administrative expenses for the quarter were $1.03 million compared to $1.1 million in the second quarter while our selling expenses were $1.09 million compared to $1.0 million in the second quarter.  Our expenses were relatively flat, although we did increase our marketing expenditures, which was offset by lower overall freight expenditures.  Our operating loss was $2.0 million compared to an operating loss of $1.9 million in the second quarter.

Our sales in the fourth quarter will increase significantly as we have a $1.4 million order with Sam’s Club, are having great success in launching new distributors and we’ll be shipping our initial shipments into China.

At this time I’d like to turn the call over to Lance Leonard, our CEO.  Lance, go ahead.

Lance Leonard – Chief Executive Officer

Thank you, Dan, and thank you all for joining our call today.  Sales for the third quarter were up significantly versus the same period last year and this part quarter was really an inflection point for True Drinks as we completed phase one of the development of AquaBall and began phase two that will prepare us for rapid growth in 2015.  I’d like to use this time to share four key areas we have established to create growth and add shareholder value.

Throughout 2014 and specifically third quarter, we’ve been focused on increasing consumer consumption.  We’ve been talking about that since the beginning of the year, and we’re seeing very good results in our monthly sell-through and market share through our depletion reports and through our syndicated data.  As Dan noted we will see some additional opportunity this quarter as we ramp up with some high volume retail channel partners like Walmart and Sam’s Club, as well as the expansion of our DSD network.  This network is extremely critical for us as our partners not only have our product on the truck and merchandise every day, but they’ve been able to penetrate accounts and geographies that today we weren’t able to get to; and we see this as a significant area for us to improve and gain new outlets, as well as addressing issues of out-of-stocks and improving our shelf service.

You have to remember that in many instances where we’re able to go through the distributions of our grocery, drug, convenience store partners, if they’re able to act efficiently, we can have product available at all times.  Kroger is a perfect example of that, but in other instances where we have difficulty getting enough product ordered in time, we run a high risk of having a consumer go into a retail outlet and not be able to purchase our product.  DSD takes care of that for us and there are some specific geographies around the country where it’s critical to have good partnerships; and we’re very, very fortunate that we’ve been able to begin building out that network in support of AquaBall.

And we started in the New England market.  We’ve had a tremendous amount of success in the New York City market and out through New Jersey; and we’re excited about the fourth quarter where we’ll be talking about some additional partnerships throughout other key areas around the country.

As we look forward into the fourth quarter and more importantly into 2015 we’re very confident that we’re going to be able to maintain our growth trajectory and grow faster than our competitors within the drink—the kids drink market.  Here’s a few examples of how we’re going to do that.

I’m very excited to state on today’s call that we’ve reached an agreement with Disney to extend our relationship for another term.  The terms of our agreement remain unchanged, and they’re committed to actually providing additional resources to help AquaBall and Naturally Flavored Water grow, both in the marketing platform, as well as extending their team into the retail channels that we’re currently doing business in.  This relationship really allows us the ability to convert consumers at such a fast rate, and it allows us to build the brand faster than our competitors.  Their commitment to health and wellness also provides us access to programs like the Magic Healthy Living and the Disney Check Mark of Health, which today we’re the only beverage company that is able to work with those programs; and we’re very excited about being able to tie in to these platforms.

As part of the negotiation and the agreement to extend our term, we’ve sat down with them to see how we can become a much closer partner in these areas and they’re excited to be able to work with us as we move out over the next several years on these very, very important health and wellness platforms that they’re tied into, so we’re very excited about working with them.  We greatly value their partnership and it’s good to see that they’ve shown a long-term commitment to True Drinks that we’d hope for.

Another highlight is around the third quarter marketing efforts.  We’ve kicked off our phase one marketing campaign in the third quarter that allowed us to connect with consumers and share the message of healthy hydration.  Our campaign against sugary drinks was very well received through our digital and social media efforts in addition to the video campaign titled, "Cut Out the Sugar; Not the Fun," has resulted in some overwhelming numbers.  Our total PR impressions, just through the public relations platform, we were able to gain 135 million impressions.  Digital and social media added another 214 million impressions and our website had 2 million unique views.  This is a tremendous increase from prior months where we really had relatively no marketing talking about the attributes of AquaBall and we’re really, really excited about expanding this through the balance of the year and into 2015.

Really one of the biggest surprises came from our videos where we had over 30,000 views on YouTube within the first 72 hours of uploading them.  All these efforts will continue into 2015, enable us to drive more consumer awareness and really establishing AquaBall as the healthiest beverage choice for kids.  I’m very proud of the work that our marketing team has done, along with our partners to get this program off and running and the success that we’ve seen early on is only going to expand throughout the balance of this year.  I’m excited about that.

On today’s call I’m very excited to talk about our first innovation.  It’s going to be a line extension and a packaging innovation scheduled for 2015.  Next year True Drinks will roll out our first innovation with a new package positioned specifically to specialty channels to include schools and natural foods.  We believe that the market is very substantial and way underdeveloped in the children’s drink category.  Our line extension really is included in a different process of how we produce our product, which will be a hot fill process, and we’ll be using a variety of different packaging options that will allow us to connect with consumers.  This expands actually our current demographic, getting into tweens and teens and getting into schools and middle schools and high schools.  We believe it’s going to be a great brand mate for our current package and give us access to those consumers' usage occasions [ph] and shopping habits that our current package just can’t reach.

Additionally it's going to allow us to enhance our overall margins as the new line will be much more efficient to produce and to ship.  We’re scheduling a launch of this for April of 2015 and I’m going to continue to keep you updated as this progresses, but this is going to be a great entry for us into that tween market.  And we really believe that AquaBall has done an amazing job of bringing solutions to a very stagnant category within kids’ beverages, but we don’t want to stop with just children between the ages of 3 to 11.  We really believe that we can grab more consumers in different stages throughout the day, including when they’re at school; and we think this is going to be a very big opportunity for us to be able to capture, especially in that current state where federal and state regulatory has removed many of the beverage options that children have while they’re at school.

Because of the hot fill process it also allows us to get into some additional channels, channels that today we aren’t in and that, too, will be a great way for us to gain more brand awareness, not only for AquaBall, but for the new brand as well.  And again, this is something that we believe is even going to allow us to build out our brand that much quicker.  Keep in mind that not only is top line revenue and shareholder value a big part of the reason that we’ve made this decision, but we’re also trying to ensure that we capture consumers at a very early age and continue to keep that relationship as they mature and grow; and we believe that we have the best product to do that.

Lastly distribution, many of you ask what’s next on your list of priorities and I’m happy to say that we were able to fulfill our first million dollar plus order this past few weeks.  In the last ten days we’ve had the highest selling sell-through rate at our large mass merchandiser customer, Walmart.  In the past quarter we picked up new distribution at Food Lion, which is part of the Delhaize Group, as well as the partnership I mentioned with Drink King, our new DSD distributor in New Jersey and New York.  As well and in addition, our export business is prepared to hit the shelf in the coming weeks in China, and we are in the midst of business planning throughout major customers in Canada that will start to see our product available in that market in the coming months.

All of these successes are critical in our path to build market share and revenue.  Our goal is to dominate the category in 2015.  We’re still able to own the kids’ drink growth within the category as the category is really not adapting or changing as fast as we thought that it would.  There has been some additions to the category, including a tea-based product and a coconut water-based product, but the current high sugar, high caloric drinks that make up the majority share have not changed in the past two years; and we still see our position as a first mover being able to continue into 2015.  And we’re going to take advantage of that, so we’re very excited about our opportunity to grow the brand throughout the next 14 months.

As always I want to thank our shareholders for their ongoing support.  Our team comes to work every day with one goal in mind and that’s to profitably build market share and create shareholder value.  We stay focused and committed and look forward to finishing out 2014 with strong results, but we want to thank each of you for your help and support of the company as we continue to grow and we move into phase two of the development of the brand.  We still remain on target to get the market share of between 3% and 5% by 2016.  This category is showing some moderate growth, but AquaBall is really the brand that’s driving the significant amount of change; and we want to make sure that over the next year we’re in perfect position to take advantage of every platform and every avenue to drive the message around health and wellness in the beverages that we drink.

Recently in northern California there has been some changes to how some of the soft drinks and high sugary drinks are taxed.  We see this as an incredible opportunity for us to talk more to consumers and to investors about our company and the brand; and we believe this is going to be a wave of things that we’ll see in the future and all of that is going to be part of our growth.

Again, thank you for your time.  I’d like to at this point open it up it for any questions that any of you may have.  I have myself, Dan Kerker, our CFO, and Kevin Sherman, our CMO, on the phone awaiting any questions you have.  Thank you.

Operator

Thank you.  At this time we will be conducting a question and answer session.  (Operator instructions.)  We’ll pause one moment to poll for questions.

Our first question is from Joe Colin, private investor.

Joe Colin – Private Investor

Thanks for taking my question.  You’ve been talking about Sam’s Club and Walmart.  Are we pursuing Target?

Lance Leonard – Chief Executive Officer

Joe, thanks for the question and of course, we’re pursuing every retail partner available to us and we've had a long series of meetings with Target over the last six months.  One of their key focus areas is around being well and finding products that have the attributes to health and wellness; and they’ve been struggling in the kids’ drink market and they’ve reviewed our proposal and I’m happy to say that we’ve been set up as a new vendor.  We anticipate being in on their next refresh in several divisions.  We’re unsure of the number of stores at this point, but I’m very excited to say we will be working with Target next year.

The best part about that is this is not just a transactional relationship.  They really are making significant strides to prioritize healthy brands in healthy food and beverages, and our proposal was met with an incredible amount of support, support that we hadn’t seen in the past, and so we’re really excited to work with them.  We think that they’re going to give us access to a whole another opportunity to communicate the brand and to connect with consumers who shop in large volume mass merchandise retailers, so a great partnership.  We’re excited about it.  We’ll talk more about it as we get closer to launch date in 2015 and share more details as they become public.

Joe Colin – Private Investor

Perfect, thank you.

Lance Leonard – Chief Executive Officer

Yes, thank you.

Operator

Our next question is from Jim Collins from Portfolio Guru.

Jim Collins – Portfolio Guru

Good afternoon, guys, thanks for taking my question.

Lance Leonard – Chief Executive Officer

Hello, Jim.

Jim Collins – Portfolio Guru

The question is on cash and where you stand now with all this explosive growth coming on stream.  It looks like in reading the Q that you’re pretty much maxed out or were at September 30th on the amount you can [indiscernible] receivables.  Can you just talk about how much capital you’ll need going into 2015 and what those sources of capital will be until we get obviously the cash flow [indiscernible]?

Dan Kerker – Chief Financial Officer

Thanks, Jim, for the question.  We started to raise some debt and we had put out a release recently announcing about $1.1 million of debt coming in and stating that we would be raising another million in October/November, we've raised about half of that.  We have another $500,000 coming in over the next couple of weeks.

But our cash flow, our working capital, went towards getting the Sam’s Club order, the large Sam’s Club order ready and that process has gone through and that factoring line that the asset backed kind of revolving funding agreement has increased dramatically now, due to the shipment of the Sam’s Club orders.  That money from the Sam’s Club order and the remaining cash that we’re raising on that debt, that extra $500,000, will take us through into January/February at the latest, so we’re good to go on cash.  We are looking for at that point to be at a consistent level of breakeven on our revenues, whereas this quarter we’ll hit that number in November, but not necessarily in October and December, but first quarter we look to be there on a more consistent basis and for our working capital needs to be funded by our operations.

Jim Collins – Portfolio Guru

Okay, and just looking at the third quarter itself, how much actual revenue did you book from Sam’s in dollar terms?

Dan Kerker – Chief Financial Officer

In the third quarter, $287,000.

Jim Collins – Portfolio Guru

So that would indicate that there was a fairly steep drop-off in business with existing customers.  Is that one in particular or is that some seasonality that I’m not aware of or looking at second quarter to third quarter, given that Sam’s was obviously all incremental for the third quarter?

Lance Leonard – Chief Executive Officer

Jim, this is Lance, so a lot of the changes in typically July, August and September are heavily promoted months for beverages, so we’re competing for promotional space with water and soft drinks, iso-tonics, so it’s the most difficult months to be able to get additional product onto the floor.  If you take a look at year-on-year obviously you see some growth as you look at throughout the different months there’s definitely seasonality involved in that for us.  As a young company to try to compete with some of the DSD companies who get the primary floor space, it’s just really promotionally driven and what's available to us.  You see then we pick it back up in the fourth quarter and we already have plans in place for first quarter of next year promotionally as well, so it’s a natural cycle of the beverage category itself when you’re developing a brand.

Jim Collins – Portfolio Guru

Okay, thanks a lot, Lance, thanks for answering my question.

Lance Leonard – Chief Executive Officer

I appreciate the question.

Operator

Our next question is from Andrew D’Silva with Merriman Capital.

Andrew D’Silva – Merriman Capital

Hello, guys, thanks for taking my call.  Just kind of a more broad-based question, if your latest launch at Sam’s Club is successful and it kind of goes the same way your last few pilots went, how quickly could you turn around and fulfill another order of the same magnitude across all their stores in the nation?  And then do they have to do a product refresh like mass retailers do?

Lance Leonard – Chief Executive Officer

Thanks, Andrew.  No, a couple things, right now we’ve asked for a four weekly times on all orders from Sam’s Club.  We’re fortunate that the current order we’ll going to be in from now until the end of the year with a product that we have produced and product that we have available to them, so we’re working with them already on first quarter plans.  But we have been working on a four week turnaround that allows us enough time to procure raw materials and get on the production schedules in our different factories.  It’s not difficult for us to plan out.  They’ve been very good at forecasting.  As a matter of fact, we’re working with them now instead of doing a month-to-month or quarter-on-quarter, we’re looking actually at a whole 2015 schedule, so we can get out in front and actually be able to purchase raw materials more efficiently and plan production that far in advance, which is going to be our goal.

Obviously we’re sitting as rotational item right now and we want to move to replenish-able.  We’re in their stores every day and if the product sells down, it’s just a turn order for the time being.  Looking at this promotionally and scheduling it out throughout a nine month period of time certainly allows for a lot more efficiency in our system; and the turnaround time is not that difficult for us to produce.  We have the infrastructure in place.  We have the carrier partners to be able to transport the product and we’re well set up to be able to fulfill orders from Sam’s Club or any other large retail partner that is interested.

As far as the process itself, they do not do refreshes.  You got to remember there is a limited amount of SKUs in a club store typically less than 3,500 and so when we go in there’s another pallet of another product that comes out and it’s that simple.  It’s just one pallet in for one pallet out.  It’s not a reset on the shelf.  It’s not new tags.  It’s not where inventory has to come through a distribution center and get cut in.  So it’s very much a streamlined product procedure, so for us, we’re well aware of how to make it work, how to put the product together, when they’re going to need it and making sure that we have all of the partners lined up to do that quickly and efficiently.

Andrew D’Silva – Merriman Capital

Okay, that makes sense.  Did you touch a little bit on what it takes to switch over from rotational to replenish-able?

Lance Leonard – Chief Executive Officer

It’s interesting.  When we sit and talk to them the planning process is really that the club channel in total because of the limited amount of space, most new items and they said that they hadn't—I’m quoting them that they really haven’t brought in new items that weren’t launched as a rotational SKU.  Once you have established success and met their requirements, then it’s part of the maturation process, you can become replenish-able at any time and that really is our goal.  So far we’ve been able to create excitement in the clubs, and we’ve been able to fulfill orders 100% on time and complete.  We’re meeting all the requirements that they set and so again, our goal is to continue to show proficiency in the hopes of being turned into a replenish-able item as soon as possible.

Andrew D’Silva – Merriman Capital

Okay, and then just carrying over on that product refresh aspect of things, when is Walmart’s next product refresh and would that be the earliest we could expect a full scale launch with them with AquaBall?

Lance Leonard – Chief Executive Officer

Their next refresh is going to be in March.  We’re working with them now on establishing some additional promotional activity to help us build up and ramp up our sales.  For us we have full expectations that we’ll increase our distribution.  Our hope is that we’ll be in all of the Walmart locations, but today we look at this business very—when it comes to Walmart, very micro.  We want to make sure every week we pull down retail links and we’re seeing sales increases and so far that’s been the case, and we’re excited about being able to be in the stores that we’re in.  But our goal is to be in every Walmart, just like it’s to be in every Kroger, every Rite Aid, every Walgreen’s, every opportunity that we have and we’re fortunate to be in there now, and we’re excited about next year and being able to expand that.

Andrew D’Silva – Merriman Capital

All right, guys, thanks a lot.  I’ll hop back in queue.

Lance Leonard – Chief Executive Officer

Thanks.

Operator

Gentlemen, there are no more questions at this time.  I’ll turn it back to management for any closing comments.

Lance Leonard – Chief Executive Officer

Again, I want to thank you all for taking the time today to join our earnings call.  It’s important for us to make sure we maintain a close relationship with our shareholders.  Again, our goal everyday is to come in here and to create value for each one of you; and we’re very, very focused on finishing out this year with strong sales and growth.  We’re looking at 2015 and opening up new channels, new customers and delivering on our marketing and our first products innovation.  We believe that 2015 as part of phase two of AquaBall’s development will be a banner year for us, and we’re excited to get started.

I thank you all for your time.  Thank you all for joining the call today.  If at any time you have any additional questions, please feel free to contact any of us directly and thank you again for joining.